Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 29, 2015, with respect to the combined financial statements of Lafarge Target Business included in Amendment No. 1 to the Registration Statement (Form S-1) and related Prospectus of Summit Materials Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

McLean, Virginia,

July 26, 2015